SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2007

CRC CRYSTAL RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-52472	86-0728263
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

4952 East Encanto Street, Mesa, Arizona 85205

 (Address of principal executive offices) (Zip Code)

(480) 452-3301

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sale of Equity Securities.

On June 15, 2007, the Registrant issued 500,000 shares of common stock to Robert J. Mottern, 500,000 shares of common stock to Kevin C. Masters, and 50,000 shares of common stock to Dennis Hall.  The shares were issued to compensate the individuals for their assistance, advice, contacts and introductions to facilitate the Corporation’s business plan, and to incentivize them to continue their efforts by providing them with an ownership stake in the Corporation.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

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Section 5 – Corporate Governance and Management

Item 5.01  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 21, 2007, the Registrant appointed to Dr. Shariar Motakef, Lt. General Charles J. Searock, Jr., and Dr. Don Jackson to the board of directors.  Biographical information about each new director is as follows:

Lt. Gen. Charles J. Searock, Jr. --  Lt. Gen. Charles J. Searock Jr. retired from active duty military service in 1993 after almost 37 years in the Air Force and two years in the Army National Guard. He served most recently as the CEO/president of the International Tactical Training Center in Denison, Texas and left that position on 31 Dec 06.  He was recently reappointed by the Secretary of the Air Force to the Civil Air Patrol Board of Governors.  From 1996 to 2001, he was CEO/president and a member of the board of directors of Dynasil Corp., a publicly traded high-tech glass manufacturing company. From October 2001 to August 2002, Lt. Gen. Searock was President and member of the Board of Directors of the Air Victory Museum, a non-profit educational museum.  From August 2002 to March 2005, Lt. Gen. Searock served as a consultant to several start-up high tech companies.  From February 2005 to July 2005, Lt. Gen. Searock was a consultant and contract employee with e2ECTA, Inc., which provides energy conservation consultation and products.  From July 2005 to February 2006, Lt. Gen. Searock was a consultant to Aviation Management, Inc., which provides jet engine management services primarily to small fleet jet aircraft owners.  From February 2005 to December 2006, Lt. Gen. Searock was president of International Tactical Training Center, which provides fighter jet contract services to the federal government.  Since January 2006, Lt. Gen. Searock has been retired.

Searock is a 1976 Army War College graduate who commanded at the squadron, wing, center and major command levels. He served as a KC-97 pilot, B-52 pilot/instructor pilot/flight examiner and FB-111 pilot/instructor pilot. He was assigned to the Pentagon as a member of the air staff, and he served as Assistant for Plans to the Military Assistant to the President at the White House. He maintains his currency as a commercial multi-engine instrument-rated pilot and is a Civil Air Patrol pilot.  Searock is a member of the Board of Nominations of the National Aviation Hall of Fame and is one of three members of the New Jersey Governor’s Air and Space Medal Nominating Committee. He is also a member of the Wings Club in New York City, the Air Force Association, Aircraft Owners and Pilots Association and the Experimental Aircraft Association.

Dr. Shariar Motakef – Dr. Motakef is the founder and president of Cape Simulations, which specializes in the development of advanced simulation tools and model-based control and testing systems for manufacturing and materials processing industries. In addition, Cape Simulations provides engineering consulting services.  Dr. Motakef received a B.S., M.S. and Ph.D degrees from the Mechanical Engineering Department at Massachusetts Institute of Technology.  Prior to founding Cape Simulations, he was the Samual C. Collins Associate Professor of Mechanical Engineering at MIT’s Heat Transfer Laboratory.  At MIT, Dr. Motakef’s research team was involved with thermo-fluid design and analysis of electronic materials and semiconductor

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processing equipment.   Dr. Motakef was on the editorial board of the Journal of Materials Science and Manufacturing Science from 1992 to 1995, and is a member of the American Association of Crystal Growth.

Dr. Don Jackson – From 2002 to the present, Dr. Jackson has been the chairman and chief executive officer of Findem, Inc.  Prior to joining Findem, Inc., Dr. Jackson held a variety of officer and managerial positions in technology and engineering-related companies, including Prodeo Technologies, Inc., Westech Systems, Inc./IPEC, The Arena Group, Superwave Technologies, Inc., and Microelectronic Packaging, Inc.  Dr. Jackson is on the Dean’s Advisory Board of Fulton School of Engineering at Arizona State University and serves as an adjunct physics professor at Embry Riddle Aeronautical University in Prescott, Arizona.  Dr. Jackson has an AB degree in Physics from William Jewell College, an M.S. degree in Physics from Iowa State University, and a Ph.D. in Electrical Engineering from Arizona State University.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)

Financial Statements of Businesses Acquired:  Not applicable.

(b)

Pro Forma Financial Information:  Not applicable.

(c)

Exhibits:  Not applicable.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRC CRYSTAL RESEARCH CORPORATION
Date: June 27, 2007	/s/ Kiril A. Pandelisev
By: Kiril A. Pandelisev, President

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